UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant
to Rule 14a-11(c) or Rule 14a-12

Silverstar Holdings, Ltd.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

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SILVERSTAR HOLDINGS, LTD.

_________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER           , 2008

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Silverstar Holdings, Ltd. (the “Company”) will be held at the offices of the Company, 1900 Glades Road, Suite 435, Boca Raton, Florida 33431 on October         , 2008, at 10:00 a.m. (local time). The Special Meeting is being held for the following purposes:

1.

To consider and vote upon a proposal, for purposes of complying with Nasdaq Marketplace Rule 4350(i)(1)(D), to authorize the Company to amend and restate each of the Company’s Amended and Restated 9% Secured Convertible Debentures in the aggregate principal amount of $7,500,000 due March 19, 2012 and related Warrants to purchase the Company’s common stock, in order that the conversion price of the Debentures and the exercise price of the Warrants can be changed to prices that are more commensurate with the Company’s current market price;

2.

To consider and vote upon a proposed amendment to the Company’s Memorandum of Association to effect a reverse stock split (consolidation) of the Company’s common stock at a split ratio of not less than one-for-two and not more than one-for-five and concurrently decrease the number of authorized shares of the Company’s common stock from 50 million to not less than 10 million and not more than 25 million, to be effective, if at all, at such time as the Company’s Board of Directors shall determined in its sole discretion;

3.

To consider and vote upon a proposed amendment to the Company’s Memorandum of Association to effect an increase to the number of authorized shares of the Company’s common stock, to be declared by the Company’s Board of Directors at any time prior to October          , 2009, to an amount not to exceed 100 million pre-reverse stock split shares, the precise timing and increase to be determined by the Company’s Board of Directors in its sole discretion; and

4.	To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

The close of business on September          , 2008 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the Special Meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the offices of the Company, 1900 Glades Road, Suite 435, Boca Raton, Florida 33431.

By Order of the Board of Directors, Dawna Ferguson Secretary

Hamilton, Bermuda

September	, 2008

It is important that your shares be represented at the Special Meeting. Each stockholder is urged to sign, date and return the enclosed form of proxy which is being solicited on behalf of the Board of Directors. An envelope addressed to the Company’s transfer agent is enclosed for that purpose and needs no postage if mailed in the United States.

SILVERSTAR HOLDINGS, LTD.

Clarendon House

Church Street, Hamilton HM CX, Bermuda

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

OCTOBER           , 2008

This Proxy Statement is furnished to the holders of Silverstar Holdings, Ltd.’s (the “Company,” “Silverstar,” “we,” “us,” and “our”) common stock, par value $0.01 per share, in connection with the solicitation of proxies by and on behalf of our Board of Directors (the “Board of Directors” or the “Board”) for use at the Special Meeting of Stockholders (the “Special Meeting”) of the Company to be held on October          , 2008, at 10:00 a.m. (local time), at the offices of the Company, 1900 Glades Road, Suite 435, Boca Raton, Florida 33431, and at any adjournments or postponements of such meeting. The Special Meeting is being held for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The approximate mailing date of this Proxy Statement is September          , 2008.

The close of business on September          , 2008 has been fixed by our Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of such meeting. As of the record date, there were         shares of our common stock, par value $0.01 per share, outstanding, which is the only class of our voting securities issued and outstanding. Each share of our common stock outstanding on the record date will be entitled to one (1) vote on all matters to come before the Special Meeting.

The presence of at least two persons representing, in person or represented by proxy, the holders of a majority of the issued and outstanding shares of our common stock will constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of a majority of the votes cast at the Special Meeting is required (i) to consider and vote upon a proposal, for purposes of complying with Nasdaq Marketplace Rule 4350(i)(1)(D), to authorize the Company to amend and restate each of the Company’s Amended and Restated 9% Secured Convertible Debentures in the aggregate principal amount of $7,500,000 due March 19, 2012 and related Warrants to purchase the Company’s common stock, in order that the conversion price of the Debentures and the exercise price of the Warrants can be changed to prices that are more commensurate with the Company’s current market price (Proposal 1), (ii) to approve the proposed amendment to our Memorandum of Association to effect a reverse stock split (consolidation) of our common stock at a split ratio of not less than one-for-two and not more than one-for-five and concurrently decrease the number of authorized shares of our common stock from 50 million to not less than 10 million and not more than 25 million, to be effective, if at all, at such time as our Board of Directors shall determined in its sole discretion (Proposal 2), and (iii) to approve a proposed amendment to our Memorandum of Association to effect an increase to the number of authorized shares of our common stock, to be declared by our Board of Directors at any time prior to October          , 2009, to an amount not to exceed 100 million pre-reverse stock split shares, the precise timing and increase to be determined by our Board of Directors in its sole discretion (Proposal 3). Abstentions and broker non-votes (i.e., when a nominee holding shares of the our common stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast for the purpose of determining the outcome of the vote on Proposals 1, 2 and 3.

Our Board of Directors has unanimously recommended a vote FOR Proposals 1, 2 and 3.

It is important that your shares are represented at the Special Meeting, and, therefore, all stockholders are cordially invited to attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, you are urged to, as promptly as possible, mark, sign, date and return enclosed proxy card, which requires no postage if mailed in the United States in the enclosed pre-paid envelope. The cost of soliciting proxies will be borne by the

Company. If you hold shares directly in your name and attend the Special Meeting, you may vote your shares in person, even if you previously submitted a proxy card.

Unless otherwise specified, all proxies received will be voted FOR each of the proposals set forth in the accompanying Notice of Special Meeting of Stockholders and described below. A proxy may be revoked at any time before its exercise by delivering written notice of revocation to our Secretary, by executing a proxy bearing a later date or by attendance at the Special Meeting and electing to vote in person. Attendance at the Special Meeting without voting in person will not constitute revocation of a proxy.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 8, 2008, certain information as to the beneficial ownership of our common stock by:

•	each person known by us to own more than five percent (5%) of our outstanding shares;
•	each of our current directors;
•	each of our executive officers; and
•	all of our current directors and executive officers as a group.

Name and Address of Beneficial Stockholder	Amount and Nature of Beneficial Ownership Common Stock (1)	Percentage of Ownership (1)
Michael Levy 9511 West River Street Schiller Park, Illinois 60176	846,126(2)	4.2%
Clive Kabatznik 1900 Glades Road Suite 435 Boca Raton, Florida 33431	1,432,174 (3)	7.1%
Cornelius J. Roodt P.O. Box 4001 Kempton Park South Africa	89,836 (4)	*
Douglas Brisotti 1900 Glades Road Suite 435 Boca Raton, Florida 33431	47,931 (5)	*
Edward Roffman 64 Milland Drive Mill Valley, California 94941	13,227 (6)	*
Edward Bernstein 1900 Glades Road Suite 435 Boca Raton, Florida 33431	-	-
Lawrence R. Litowitz 1900 Glades Road Suite 435 Boca Raton, Florida 33431	22,500(7)	*
Oberweis Asset Management, Inc. 3333 Warrenville Road Suite 500 Lisle, Illinois 60532	1,424,100 (8)	7.0%

Steven L. Martin c/o Slater Capital Management, L.L.C. 825 Third Avenue, 33rd Floor New York, New York 10022	1,344,302 (9)	6.6%
Basso Capital Management, L.P. 1266 East Main Street Stamford, CT 06902	1,117,482 (10)	5.5%
All executive officers and directors as a group (6 persons)	2,451,794 (11)	12.1%

* Less than 1%.

(1)

Beneficial ownership is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shares subject to stock options and warrants, for purposes of this table, are considered beneficially owned only to the extent currently exercisable or exercisable within 60 days September 8, 2008.

(2)

Includes 60,000 shares of our common stock issuable upon exercise of options that are immediately exercisable, 48,276 shares of our common stock issuable upon exercise of warrants, and 13,227 shares of restricted stock.

(3)

Includes 750,000 shares of our common stock issuable upon exercise of options, 500,000 of which are immediately exercisable, 96,552 shares of our common stock issuable upon exercise of warrants, and 10,682 shares of restricted stock.

(4)	Includes 40,000 shares of our common stock issuable upon the exercise of options that are immediately exercisable and 13,227 shares of restricted stock.
(5)	Includes 30,000 shares of our common stock issuable upon exercise of options that are immediately exercisable and 13,227 shares of restricted stock.
(6)	Consists of 13,227 shares of restricted stock.
(7)	Consists of 22,500 shares of our common stock issuable upon exercise of options that are immediately exercisable.
(8)

Includes shares beneficially owned by The Oberweis Funds on December 31, 2007 with respect to which The Oberweis Funds has delegated to Oberweis Asset Management, Inc., its investment adviser, voting power and dispositive power. James D. Oberweis and James W. Oberweis are principal stockholders of Oberweis Asset Management, Inc. The foregoing information is derived from a Schedule 13G filed on behalf of Oberweis Asset Management, Inc., James D. Oberweis and James W. Oberweis on February 14, 2008.

(9)

Steven L. Martin is the manager and controlling stockholder of Slater Capital Management, L.L.C. (“SCM”), a Delaware limited liability company and Slater Asset Management, L.L.C. (“SAM”), a Delaware limited liability company. SCM is the investment advisor and has investment discretion over certain private funds, including Slater Equity Partners, L.P. (“SEP”), a Delaware limited partnership. SAM is the general partner of SEP. Mr. Martin, SCM, SAM and SEP have the shared power to vote or direct the vote and the shared power to dispose the shares. The foregoing information is derived from a Schedule 13G filed on behalf of Mr. Martin, SCM, SAM, and SEP on February 15, 2008.

(10)

Basso Capital Management, L.P. (“BCM”) is the investment manager of Basso Fund Ltd. (“Basso Fund”) and Basso Multi-Strategy Holding Fund Ltd. (“Multi-Strategy Holding Fund”). Basso GP, LLC (“Basso GP”) is the general partner of BCM. The controlling persons of Basso GP are Howard Fischer, Philip Platek, John Lepore and Dwight Nelson (each, a “Controlling Person” and, collectively, the “Controlling Persons”). Basso Fund, BCM, Basso GP and each Controlling Person have the shared power to vote or direct the vote of 66,243 shares of common stock and warrants exerciseable into 101,380 shares of common stock held by Basso Fund. Multi-Strategy Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to vote or direct the vote of 375,377 shares of common stock and warrants exerciseable into 574,482 shares of common stock held by Multi-Strategy Holding Fund. The foregoing information is derived from a Schedule 13G/A filed on behalf of Basso GP, BCM, Multi-Strategy Holding Fund, Basso Fund, and the Controlling Persons on March 3, 2008.

(11)

Includes 902,500 shares of our common stock issuable upon exercise of options, 652,500 shares of which are exercisable immediately, 144,828 shares of our common stock issuable upon exercise of warrants, and 63,590 shares of restricted stock.

PROPOSAL 1

APPROVAL OF AMENDMENTS TO THE CONVERSION AND EXERCISE PRICES OF THE COMPANY’S AMENDED AND RESTATED 9% SECURED CONVERTIBLE DEBENTURES IN THE AGGREGATE PRINCIPAL AMOUNT OF $7,500,000 DUE MARCH 19, 2012 AND RELATED WARRANTS TO PURCHASE THE COMPANY’S COMMON STOCK, RESPECTIVELY, IN COMPLIANCE WITH NASDAQ RULE 4350(i)(1)(D)

Introduction

On March 19, 2008, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (collectively, the “Purchasers”) pursuant to which the Company issued to the Purchasers (i) 9% Secured Convertible Debentures in the aggregate principal amount of $7,500,000 due March 19, 2012 (the “Debentures”), initially convertible into the Company’s common stock at $1.20 per share, and (ii) warrants to purchase an aggregate of 3,124,999 shares of the Company’s common stock at an exercise price of $1.50 per share (the “Warrants”). On April 11, 2008 we issued amended and restated debentures (the “Amended and Restated Debentures”) in place of the Debentures primarily to increase the conversion rate of the Debentures from $1.20 to $1.2026. The issuance of the Amended and Restated Debentures and the Warrants and the other actions contemplated by the Purchase Agreement are collectively referred to herein as the “Private Placement.”

The Company is subject to the rules of the Nasdaq Stock Market, Inc. because its common stock is listed on The Nasdaq Capital Market. Nasdaq Marketplace Rule 4450 provides that a company must comply with continuing listing criteria to maintain a Nasdaq listing. On April 16, 2008, the Company received a letter from The Nasdaq Stock Market stating that the Company’s issuance of the Debentures on March 19, 2008 failed to comply with Nasdaq’s stockholder approval rules pursuant Marketplace Rule 4350(i)(1)(D). The letter also stated that the Company regained compliance with Marketplace Rule 4350(i)(1)(D) by amending the Debentures on April 11, 2008.

On September         , 2008, the Company’s Board of Directors unanimously determined that it is in the best interests of the Company to amend and restate the Amended and Restated Debentures (the “Proposed Amended and Restated Debentures”) and to amend and restate the Warrants (the “Proposed Amended and Restated Warrants”), in order that to reduce the conversion and exercise prices from $1.2026 and $1.50, respectively, to prices that are more commensurate with our current market price. Upon the issuance of the Proposed Amended and Restated Debentures and Proposed Amended and Restated Warrants, in the absence of stockholder approval being obtained and deemed effective, the Company would be in non-compliance with Nasdaq Marketplace Rule 4350(i)(1)(D).

Reasons for Stockholder Approval

The Company is seeking stockholder approval to issue the Proposed Amended and Restated Debentures and the Proposed Amended and Restated Warrants which reduce the conversion and exercise prices from $1.2026 and $1.50, respectively, to prices that are more commensurate with our current market price.

Nasdaq Marketplace Rules.    Nasdaq Marketplace Rule 4350(i)(1)(D) requires stockholder approval prior to the sale or issuance or potential issuance of shares of common stock (or of securities convertible into or exercisable for shares of common stock) in a transaction other than a public offering (as defined by Nasdaq), where (i) the number of shares of common stock issued or to be issued is equal to 20% or more of a company’s outstanding common stock or 20% or more of the voting power of the company outstanding before the issuance, and (ii) the effective sale price of the common stock is less than the greater of the book or market value of the common stock.

We are subject to the Nasdaq Marketplace Rules because our common stock is listed on the Nasdaq Capital Market. The issuance of the Amended and Restated Debentures and the Warrants in the Private Placement did not

require stockholder approval under Rule 4350(i)(1)(D) because the conversion price of the Amended and Restated Debentures and the exercise price of the Warrants were above the book value and the market value of our common stock on March 18, 2008, the day immediately preceding the date that the Purchase Agreement was executed. The conversion price of the Amended and Restated Debentures is $1.2026 and the exercise price of the Warrants is $1.50 per share. The closing price of our common stock on the day immediately preceding the date that the Purchase Agreement was executed was $1.14.

We are seeking stockholder approval pursuant to Rule 4350(i)(1)(D) so that, if stockholder approval is obtained, we may issue the Proposed Amended and Restated Debentures and the Proposed Amended and Restated Warrants. Stockholder approval to issue the Proposed Amended and Restated Debentures and the Proposed Amended and Restated Warrants is necessary because, then:

•

the price at which such common stock would be issued upon conversion of the Proposed Amended and Restated Debentures or exercise of the Proposed Amended and Restated Warrants would be below the market price of our common stock as of March 18, 2008, the date immediately preceding the date of the Purchase Agreement; and

•

the number of shares of common stock issued upon conversion of the Proposed Amended and Restated Debentures or exercise of the Proposed and Restated Warrants could be in excess of 20% of the outstanding shares or in excess of 20% of the voting power as of March 18, 2008, the date immediately preceding the date of the Purchase Agreement.

Summary of the Terms of the Private Placement

The terms of the Private Placement and a description of the Amended and Restated Debentures and the Warrants are summarized below. Copies of the form of the Purchase Agreement, the form of Debenture, the form of Warrant, the form of Registration Rights Agreement, dated March 19, 2008, among us and the Purchasers (the “Registration Rights Agreement”), the form of Security Agreement, dated as of March 19, 2008 (the “Security Agreement”), among the Company, all of the subsidiaries of the Company (except Empire Interactive PLC and Strategy First Inc.) and the Purchasers, the form of Subsidiary Guarantee, dated as of March 19, 2008 (the “Subsidiary Guarantee”), made by the Company’s subsidiaries (except Empire Interactive PLC and Strategy First Inc.) and the form of Personal Guarantee, dated as of March 19, 2008 (the “Personal Guarantee”) have been filed by us as exhibits to our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2008, and you are encouraged to review the full text of all such documents.

Summary of the terms of the Purchase Agreement

In order to participate in the Private Placement the Purchasers entered into the Purchase Agreement. We have summarized the material provisions of the Purchase Agreement below.

Representations and Warranties.We provided the Purchasers with representations and warranties in the Purchase Agreement customary for transactions of this nature.

In addition, each Purchaser made representations and warranties to us that are customary for transactions of this nature.

The representations and warranties in the Purchase Agreement were made only for the purposes of the Purchase Agreement and solely for the benefit of the parties to the Purchase Agreement as of specific dates.

Covenants. The Purchase Agreement contains covenants customary for transactions of this nature.

Description of the Amended and Restated Debentures

Interest. We will pay monthly interest to the Purchasers on the outstanding principal amount of the Amended and Restated Debentures at the rate of 9% per annum, beginning on August 31, 2008.

Conversion. The Amended and Restated Debentures are convertible at any time, at the option of the Purchasers, into shares of our common stock at a conversion price of $1.2026 per share. We may not effect any conversion of the Amended and Restated Debentures and a Purchaser of the Amended and Restated Debentures is not permitted to convert its Amended and Restated Debenture into shares of common stock if such conversion would give such Purchaser a beneficial ownership of more than 4.99% of the outstanding shares of common stock. This 4.99% limitation may be waived by a Purchaser upon not less than 61 days prior notice to us.

Redemption. We may also redeem some or all of the then outstanding Amended and Restated Debentures, in cash, in an amount equal to the sum of (i) the greater of: (A) (1) if prior to March 19, 2009, 110% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon, (2) if prior to March 19, 2010, 115% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon, (3) if prior to March 19, 2011, 120% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon and (4) if on or after March 19, 2011, 125% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon or (B) the principal amount of the Amended and Restated Debentures to be prepaid, plus all other accrued and unpaid interest hereon, divided by the conversion price of the Amended and Restated Debentures multiplied by the daily volume weighted average price.

Events of Default. The Amended and Restated Debentures contain certain events of default that are customarily included in financings of this nature. If an event of default occurs, the Purchasers may make all sums of principal, interest and other amounts owed at such time payable in cash. In the event of such acceleration, the amount payable to the Purchasers shall equal the sum of (i) the greater of: (A) 115% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon, or (B) the principal amount of the Amended and Restated Debentures to be prepaid, plus all other accrued and unpaid interest thereon, divided by the applicable conversion price on (x) the date on which such mandatory default amount is demanded or otherwise due or (y) the date such mandatory default amount is paid in full, whichever is less, multiplied by the volume weighted average price of our common stock on (x) the date on which such mandatory default amount is demanded or otherwise due or (y) the date such mandatory default amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of the Amended and Restated Debentures.

Security and Guarantees. Our obligations under the Amended and Restated Debentures are secured by a lien on all of our assets pursuant to a Security Agreement, and guaranteed by all the our subsidiaries (except Empire Interactive PLC and Strategy First Inc.) pursuant to a Subsidiary Guarantee. In addition, our obligations under the Amended and Restated Debentures are personally guaranteed by Mr. George Karfunkel pursuant to a Personal Guarantee.

Aniti-dilution Provisions. The conversion price of the Amended and Restated Debentures is subject to certain anti-dilution adjustments as described in more detail below under “Anti-dilution Provisions of the Amended and Restated Notes and the Warrants.”

Summary of the Terms of the Warrants.

The Warrants have an exercise price of $1.50 per share and have an exercise period of five years from March 19, 2008. We may not may not effect any exercise of the Warrants and a Purchaser of Warrants is not permitted to exercise its Warrants into shares of our common stock if such exercise would give such Purchaser a beneficial ownership of more than 4.99% of the outstanding shares of our common stock. This 4.99% limitation may be waived by any Purchaser upon not less than 61 days prior notice to us.

The exercise price of the Warrants is subject to certain anti-dilution adjustments as described in more detail below under “Anti-dilution Provisions of the Amended and Restated Notes and the Warrants.”

Registration Rights Agreement

Pursuant to the Purchase Agreement, we entered into the Registration Rights Agreement with the Purchasers, pursuant to which we agreed to prepare and file with the SEC within 90 days after the closing of the transaction, a shelf registration statement for the purpose of registering for resale 130% of all the shares of our common stock issuable upon conversion of the Amended and Restated Debentures and the exercise of the Warrants and cause such registration statement to become effective under the Securities Act, within 150 days of the closing of the transactions (180 days in the event of a full review by the SEC).

We filed the initial registration statement on May 16, 2008 and the SEC conducted a full review. On September         , 2008 the Purchasers and us entered into a Waiver, pursuant to which the Purchasers waived (i) our obligations to have any registration statements declared effective by the SEC and (ii) to file any additional registration statements covering the resale of the shares of our common stock issuable upon conversion of the Amended and Restated Debentures and the exercise of the Warrants not covered by the initial registration statement; provided, in each case, that the shares of our common stock issuable upon conversion of the Amended and Restated Debentures and the exercise of the Warrants may be resold without restriction under Rule 144 of the Securities Act.

Anti-dilution Provisions of the Amended and Restated Debentures and the Warrants.

If we or our subsidiaries were to offer, sell, grant any option to purchase or offer, sell or grant any right to reprice our or its securities, or otherwise dispose of or issue any shares of our common stock or other securities entitling any person to acquire shares of our common stock at a per share less than the conversion price (in the case of the Amended and Restated Debentures) or the exercise price (in the case of the Warrants) in effect immediately prior to such issue or sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the conversion price or the exercise price, as the case may be, then in effect will be reduced by multiplying the then conversion price or the exercise price, as the case may be, by a fraction the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock which the offering price for such Dilutive Issuance would purchase at the then conversion price or exercise price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of our common stock so issued or issuable in connection with the Dilutive Issuance.

Principal Effects of Approval or Non-Approval of the Proposal

If our stockholders approve this Proposal 1, then the Company will be able to issue the Proposed Amended and Restated Debentures and the Proposed Amended and Restated Warrants with conversion and exercise prices, respectively, at or near the current market price of the Company’s common stock and would comply with the continuing listing standards of the Nasdaq Stock Market and would be able to maintain a listing on the Nasdaq Stock Market. Accordingly, a larger number of shares of our common stock will be issuable upon the conversion of the Proposed Amended and Restated Debentures than if the Proposed Amended and Restated Debentures had not been issued. The issuance of a larger number of shares of our common stock will be dilutive to our existing stockholders.

For example, as of the Record Date, there was an aggregate of approximately $7,500,000 principal amount of Amended and Restated Debentures outstanding. If these Amended and Restated Debentures were converted at the conversion price of $1.2026 per share, we would issue approximately 6,236,587 shares of our common stock to the Amended and Restated Debenture holders. If we issue the Proposed Amended and Restated Debentures with a conversion price of $             (the closing sale price of our common stock on the Record Date) and if the Proposed Amended and Restated Debentures were subsequently converted, we would issue approximately             shares of our common stock, which is             shares more than the number of shares had the Proposed Amended and Restated Debentures not been issued. Assuming that immediately prior to the conversion of the Amended and Restated Debentures we had 20,000,000 shares of common stock outstanding, then the impact on our other stockholders of the issuance of the Proposed Amended and Restated Debentures would be to dilute their respective ownership percentage of the Company after conversion from approximately             % to approximately             %.

If our stockholders approve this Proposal 1, then the exercise price of Warrants will be reduced from $1.50 to a price that is more commensurate with our current market price. Accordingly, we will receive fewer proceeds from the exercise of the Proposed Amended and Restated Warrants than if the Warrants had not been amended and restated. Also, if the holders of Proposed Amended and Restated Warrants effect a cashless exercise, we will receive even fewer proceeds from the exercise of the Proposed Amended and Restated Warrants than if the Warrants had not been amended.

For example, we issued Warrants representing a total of 3,124,999 shares of our common stock at an exercise price of $1.50 in the Private Placement. As of the Record Date all of the Warrants were outstanding and if all Warrants are exercised for cash at the current exercise price we would have received gross proceeds of approximately $4,687,498. If we issue the Proposed Amended and Restated Warrants at an exercise price equal to $            (the closing sale price of our common stock on the Record Date), and if the Proposed Amended and Restated Warrants were subsequently exercised, we would receive gross proceeds of approximately $            , which is $            less than the amount received had the Proposed Amended and Restated Warrants not been issued. In addition, if the holders of the Proposed Amended and Restated Warrants had effected a cashless exercise, we would receive gross proceeds of approximately $            , which is $             less than the amount received had the Proposed Amended and Restated Warrants not been issued.

Additionally, if our stockholders approve this Proposal 1, we will be able to pursue potential equity financings, the funds of which may be needed to continue our operations, whereby we will be permitted to offer, sell, grant an option to purchase or offer, sell, or grant any right to reprice our securities, or otherwise dispose of or issue our common stock at a sale, conversion, or exercise price that adjusts the conversion of the Amended and Restated Debentures or the exercise price of the Warrants, without any further authorization by the stockholders and still remain in compliance with the continuing listing standards of the Nasdaq Stock Market and maintain our listing on the Nasdaq Stock Market.

If our stockholders do not approve this Proposal 1 we will be able to pursue such potential equity or debt financings, but will no longer remain in compliance with the continuing listing standards of the Nasdaq Stock Market. The conversion and exercise prices of the Amended and Restated Debentures and the Warrants are currently not commensurate with current market prices. A potential equity or debt financing at current market prices will likely trigger the anti-dilution provisions of the Amended and Restated Debentures and the Warrants, which will require stockholder approval, which in turn, will require time that is needed to obtain such stockholder approval. In such case, we will be required to seek alternative methods of raising capital to fund our operations, which may not be available on terms favorable to us and we would remain in compliance with the continuing listing standards of the Nasdaq Stock Market and would maintain our listing on the Nasdaq Stock Market.

Required Vote

The affirmative vote of a majority of all of the votes cast at the Special Meeting is required to approve Proposal 1. Abstentions or broker non-votes, if any, will not be counted as votes “cast” with respect to this matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2

APPROVAL TO AMEND MEMORANDUM OF ASSOCIATION TO EFFECT A REVERSE STOCK

SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-TWO AND NOR MORE THAN

ONE-FOR-FIVE AT ANY TIME PRIOR TO OCTOBER         , 2009, WITH THE EXACT RATIO

TO BE DETERMINED BY THE BOARD OF DIRECTORS

Background

On June 27, 2008, we received a Nasdaq Staff Deficiency Letter (the “Nasdaq Letter”) indicating that for the previous 30 consecutive business days, the bid price of our common stock had closed below $1.00 per share. As a result of the bid price deficiency of our common stock, we fail to comply with the minimum bid price requirement for continued listing on the Nasdaq Capital Market set forth in Nasdaq Marketplace Rule 4310(c)(4). In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), we have until December 24, 2008 (i.e., 180 calendar days after receipt of the Nasdaq Letter) to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. The Board believes that the continued listing of our common stock on the Nasdaq Capital Market is in the best interests of the Company and its stockholders, and that the delisting of our common stock may cause the liquidity in the trading market for our common stock to be significantly decreased, thereby reducing the trading price and increasing the transaction costs of trading shares of our common stock. In order to regain compliance with the minimum bid price requirement, the bid price of our common stock must close at $1.00 per share or higher for a minimum of 10 consecutive business days (the letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances). If we cannot demonstrate compliance with Rule 4310(c)(4) by December 24, 2008, the Nasdaq staff will determine whether we meet The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the we meet the initial listing criteria, the Nasdaq staff will notify us that we have been granted an additional 180 calendar day compliance period. If we are not eligible for an additional compliance period, the Nasdaq staff will provide written notice that us that our securities will be delisted. At that time, we may appeal the Nasdaq staff’s determination to delist our securities to a Listing Qualifications Panel.

Nasdaq views a reverse stock split as an acceptable method of regaining compliance with the minimum bid price requirement, provided that certain procedures are followed and certain information is provided to Nasdaq. The Board believes that a reverse stock split will not adversely affect the relative rights and preferences of the holders of issued and outstanding shares of our common stock. The Board believes that, in light of the foregoing, it is in the best interests of the Company and its stockholders to effect a reverse stock split with respect to our common stock at a ratio of not less than one-for-two and not more than one-for-five.

The Board is proposing , to receive authorization to effectuate, in its sole discretion, not less than one-for-two reverse stock split and not more than one-for-five reverse stock split in an effort to (i) increase the bid price to above $1.00 per share; (ii) regain compliance with Nasdaq’s minimum bid price requirement; and (iii) maintain our continued listing on the Nasdaq Capital Market.

General

The Board of Directors has adopted, by unanimous vote, a resolution approving, subject to approval by our stockholders, a proposed amendment to our Memorandum of Association (the “Proposed Amendment”), to (i) effect a reverse stock split of our common stock at a ratio of between one-for-two to one-for-five and (ii) decrease the number of authorized shares of our common stock. Pursuant to the Proposed Amendment, each outstanding one to five shares of common stock would be combined into and become one share of common stock and the number of authorized shares of our common stock would be decreased from 50 million shares to between 10 million and 25 million shares. As of September         , 2008, we had             shares of common stock issued and outstanding. Based on the number of shares of our common stock currently issued and outstanding, immediately following the completion of the reverse stock split, we would have approximately between             million and             million shares of common stock issued and outstanding.

We believe that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides us with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders vote to approve Proposal 2 the reserve stock split will be effected, if at all, only upon a determination by our Board of Directors that the reverse stock split is in our and the stockholders’ best interests at that time. In connection with any determination to effect the reverse stock split, the Board of Directors will set the time for such a split and select a specific ratio within the range. These determinations will be made by the Board of Directors with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

Purpose of the Proposed Amendment

The primary purpose for effecting the Proposed Amendment is to increase the per share trading price of our common stock and decrease the number of outstanding shares of our common stock so as to:

•	regain compliance with Nasdaq’s minimum bid price requirement and thereby maintain our continued listing on the Nasdaq Capital Market;

•

bring the share price of our common stock, along with the number of shares of our common stock outstanding, to a range more appropriate for a Nasdaq Capital Market company and more in line with other companies with comparable market capitalization;

•	broaden the pool of investors that are interested in investing in us by attracting new investors who would prefer not to invest in shares that trade at low share prices;

•	make our common stock a more attractive investment to institutional investors;

•	reduce the relatively high transaction costs and commissions incurred by our stockholders due to our currently low per share trading price and high number of shares outstanding; and

•	illustrate more effectively the impact of our operational efforts and cost reductions by enhancing the visibility of any changes to our reported earnings per share.

In addition, in connection with the reverse stock split, in accordance with the laws of Bermuda, the number of authorized shares of our common stock will concurrently be decreased from 50 million shares to between 10 million and 25 million shares.

Factors Considered by Our Board of Directors

The Board believes that the continued listing of our common stock on the Nasdaq Capital Market is in the best interests of the Company and its stockholders, and that the delisting of our common stock may cause the liquidity in the trading market for our common stock to be significantly decreased, thereby reducing the trading price and increasing the transaction costs of trading shares of our common stock.

The Board also considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. The Board believes that, to the extent that the price per share of our common stock remains at a higher per share price as a result of the reverse stock split, some of these concerns may be ameliorated.

The Board also considered that the structure of trading commissions, which are often set at a fixed price, tend to have an adverse impact on holders of lower-priced securities because the brokerage commissions on a sale of lower-priced securities generally represent a higher percentage of the sales prices than the commissions on relatively higher-priced issues, which may discourage trading in such lower-priced securities. A reverse stock split could result in a price level for our common stock that may reduce the adverse effect trading commissions have on our stockholders. Moreover, a reverse stock split would reduce the actual transaction costs imposed on those investors who pay commissions on trades of our common stock based on the number of shares actually traded.

In evaluating whether or not to authorize the Proposed Amendment, in addition to the considerations described above, the Board of Directors also took into account various negative factors associated with a reverse stock split. These factors include:

•	the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;

•	the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels;

•	the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and

•	the costs associated with implementing a reverse stock split.

Also, other factors such as our financial results, market conditions, and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the price of our common stock would be maintained at the per share price in effect immediately following the effective time of the reverse stock split.

Stockholders should recognize that if a reverse stock split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by between two and five. While we expect that the reverse stock split will result in an increase in the per share price of our common stock, the reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If a reverse stock split is effected and the per share price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

The Board of Directors considered all of the foregoing factors, and determined that the reverse stock split is in the best interest of the Company and its stockholders. As noted above, even if stockholders approve the reverse stock split, the Board of Directors reserves the right not to effect the reverse stock split if the Board does not deem it to be in the best interests of the Company or its stockholders.

Principal Effects of the Proposed Amendment

General

Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act.

Number of Shares of Common Stock and Corporate Matters

If approved and implemented, the Proposed Amendment would have the following effects on the number of shares of common stock (depending on the ratio of the reverse stock split selected by the Board of Directors):

•	each two to five shares of our common stock owned by a stockholder immediately prior to the reverse stock split would become one share of common stock after the reverse stock split;

•	the number of shares of our common stock issued and outstanding would be reduced from approximately million shares to a range of approximately million shares;

•

all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of our common stock will enable such holders to purchase, upon exercise of their options, one-half to one-fifth of the number of shares of our common stock that such holders would have been able to purchase upon exercise of their options immediately preceding the reverse stock split, at an exercise price equal to one-half to one-fifth times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split;

•

all outstanding convertible debentures entitling holders thereof to convert such notes into shares of our common stock will enable such holders to receive, upon conversion of the such debentures, one-half to one-fifth of the number of shares of our common stock that such holders would have been able to receive upon conversion of their debentures immediately preceding the reverse stock split, at a conversion price equal to half to one-fifth times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate conversion price being applied to the conversion immediately preceding the reverse stock split;

•	the number of shares of our common stock held in treasury would decrease from shares to shares;
•

the number of shares of our common stock reserved for issuance (including the maximum number of shares that may be subject to options) under our stock option plans will be reduced to one-half to one-fifth of the number of shares currently included in such plans; and

•	the number of authorized shares of our common stock would decrease from 50 million shares to between 10 and 25 million shares.

After effectuating the Proposed Amendment (assuming the Proposed Amendment became effective at the close of business on the Record Date), we would have approximately between million and million shares of authorized but unissued shares of common stock, a portion of which would be reserved for issuance pursuant to, or in connection with, (i) our stock option plans, (ii) the conversion of the convertible debentures, and (iii) the exercise of outstanding warrants. The authorized and unissued and unreserved shares would be available from time to time for corporate purposes including raising additional capital by means of sales of stock or securities convertible into common stock, acquisitions of companies or assets, or other strategic transactions. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

The Proposed Amendment will affect all of our common stockholders uniformly and will not change the proportionate equity interests of our common stockholders, nor will the respective voting rights and other rights of stockholders be altered.

Effect on Common Stock Options and Warrants

The Company has options and warrants outstanding for the purchase of approximately 2.8 million and 7.6 million shares, respectively, of our common stock. The Company issued these options and warrants in connection with financing arrangements and in connection with services provided by employees. Pursuant to the applicable option and warrant agreements and depending on the ratio of the reverse stock split selected by the Board of Directors, upon effectiveness of the reverse stock split, the holders of the options and warrants, upon exercise, will be entitled to purchase one-half to one-fifth of the number of shares of common stock that such holder would have been able to purchase upon exercise of the warrants immediately preceding the reverse stock split, at an exercise price equal to two to five times the exercise price in effect immediately before the reverse stock split. As such, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the aggregate number of shares of common stock issuable upon exercise of the outstanding options would decrease from approximately 2.8 million to approximately 500,000 to 1.4 million shares and the aggregate number of shares of common stock issuable upon exercise of the outstanding warrants would decrease from approximately 7.5 million to approximately 1.52 million to 3.75 million shares.

Effect on Debentures

Amended and Restated Debentures. We have $7,500,000 of outstanding Amended and Restated Debentures that are convertible into common stock. Pursuant to the terms of the Amended and Restated Debentures, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the conversion price for those Amended and Restated Debentures will be automatically adjusted such that, upon conversion, holders of Amended and Restated Debentures will be entitled to receive one-half to one-fifth of the number of shares of our common stock that such holder would have been able to receive upon conversion of the Amended and Restated Debentures immediately preceding the reverse stock split. As such, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the aggregate number of shares of common stock issuable upon conversion of the Amended and Restated Debentures would decrease from approximately 1.25 million to 3.1 million shares.

Amended and Restated Debentures. We have $1.4 million Variable Rate Secured Convertible Debenture that are convertible into common stock. Pursuant to the terms of the Variable Rate Secured Convertible Debentures, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the conversion price for those Variable Rate Secured Convertible will be automatically adjusted such that, upon conversion, holders of Variable Rate Secured Convertible will be entitled to receive one-half to one-fifth of the number of shares of our common stock that such holder would have been able to receive upon conversion of the Variable Rate Secured Convertible immediately preceding the reverse stock split. As such, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the aggregate number of shares of common stock issuable upon conversion of the Variable Rate Secured Convertible would decrease from approximately 933,000 shares to approximately 187,000 to 467,000 shares.

Fractional Shares

If the reverse stock split results in some stockholders receiving fractional shares, fractional shares will be issued. The Company will not make any cash payments in lieu of the issuance of fractional shares.

Effect on Shares Held in Street Name

Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker, or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers, or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book-Entry” Stockholders

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have share certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares.

•	If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares

Some registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your share certificate, you will be issued the appropriate number of shares electronically in book-entry form. No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your statement reflecting the number of shares registered in your book-entry account, you may request a share certificate representing your ownership interest.

Accounting Matters

The reverse stock split will not affect total stockholders’ equity on the Company’s balance sheet. In addition, because the par value of our common stock will change proportionately to the reverse stock split ratio, the components that make up total stockholders’ equity will not change. Prior periods’ per share net income or loss and net book value amounts will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board of Directors and stockholders a series of amendments to our Memorandum of Association.

Procedure for Effecting Proposed Amendment and Exchange of Stock Certificates

If the Company’s stockholders approve the Proposed Amendment and the Board of Directors determines that a reverse stock split, at a ratio of not less than one-for two and not more than one-for-five, continues to be in the best interests of the Company and its stockholders, the Board will determine the effective time and date of the reverse stock split, which will be referred to as the “effective time” and will thereafter make the appropriate filing with the Bermuda Registrar of Companies. At the effective time and depending on the ratio of the reverse stock split selected by the Board of Directors, every two to five shares of common stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of the Company’s stockholders, be combined into and become one share of common stock and each certificate that immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares and the number of authorized shares of our common stock will be decreased from 50 million shares to between 10 million to 25 million shares.

The Company’s transfer agent, American Stock Transfer & Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates or updating ownership amounts, the latter for those “book entry” stockholders, and is referred to as the “exchange agent.” As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO. For stockholders who hold registered shares in a book-entry form, at the effective time, the transfer agent will update your ownership amounts on our books and a transaction statement will automatically be sent to your address of record indicating the number of shares you hold. No action need be taken to receive your post-reverse stock split shares.

Board Discretion to Implement Reverse Stock Split

If the Company’s Board of Directors determines to effect the Proposed Amendment, at that time they will consider certain factors in selecting the specific exchange ratio, including prevailing market conditions, the trading price of our common stock, the number of round lot holders of our common stock and the steps that we will need to take in order to achieve compliance with the trading price requirements and other listing regulations of the Nasdaq Capital Market. Notwithstanding approval of the Proposed Amendment by the stockholders, our Board of Directors may, in its sole discretion, abandon the Proposed Amendments and determine not to effect the reverse stock split, if in the opinion of the Board of Directors it would not be in the best interests of the Company and its stockholders.

No Appraisal Rights

Under the laws of Bermuda, stockholders will not be entitled to exercise appraisal rights in connection with the reverse stock split or decrease in the number of authorized shares of our common stock, and the Company will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

IN ACCORDANCE WITH 31 C.F.R. § 10.35(B)(5), THE DISCUSSION OF THE TAX ASPECTS PROVIDED HEREIN HAS NOT BEEN PREPARED, AND MAY NOT BE RELIED UPON BY ANY PERSON, FOR PROTECTION AGAINST ANY FEDERAL TAX PENALTY. THE TAX DISCUSSION HEREIN IS WRITTEN TO SUPPORT PROPOSED AMENDMENT AND STOCKHOLDER SHOULD SEEK ADVICE BASED ON THE PROSPECTIVE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split. The Company has not and will not seek a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the Proposed Amendment. Therefore, the income tax consequences discussed below are not binding on the Internal Revenue Service and there can be no assurance that such income tax consequences, if challenged, would be sustained.

Subject to the statements made above, the United States federal income tax consequences of the Proposed Amendment may be summarized as follows:

•

The reverse stock split would qualify as a tax-free recapitalization under the Internal Revenue Code. Accordingly, a stockholder will not recognize any gain or loss for United States federal income tax purposes as a result of the receipt of the post-reverse stock split common stock pursuant to the reverse stock split.

•

The shares of post-reverse stock split common stock in the hands of a stockholder will have an aggregate basis for computing gain or loss on a subsequent disposition equal to the aggregate basis of the shares of pre-reverse split common stock held by the stockholder immediately prior to the reverse stock split.

•	A stockholder’s holding period for the post-reverse stock split common stock will include the holding period of the pre-reverse split common stock exchanged.

Required Vote

The affirmative vote of a majority of the votes cast at the Special Meeting is required to approve the Proposed Amendment. Abstentions or broker non-votes, if any, will not be counted as votes “cast” with respect to this matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

 PROPOSAL 3

INCREASE IN AUTHORIZED NUMBER OF SHARES OF COMMON STOCK UP TO 100 MILLION SHARES

General

On September          , 2008, the Board of Directors unanimously approved for submission to our stockholders an amendment to our Memorandum of Association to increase the number of shares of common stock authorized to not more than 100 million pre-reverse stock split shares (between 20 million and 50 million post reverse stock split shares if the reverse stock split is effected). Our Board has determined that it is in our best interests and the best interests of our stockholders to approve an increase in the number of shares of common stock authorized to not more than 100 million and that our Board be authorized to effectuate this increase at any time prior to October         , 2009, with the precise increase and timing of such increase in the authorized number of shares of common stock to be determined by our Board in its discretion.

Reason for Stockholder Approval

We currently have 50 million pre-reverse stock split shares of common stock authorized, of which (i)             shares were outstanding as of September             , 2008, (ii) approximately 10.5 million shares are reserved for issuance upon the exercise of options and warrants, and (iii) approximately 6.2 million shares are reserved for issuance upon the conversion the Amended and Restated Debentures and 855,000 shares are reserved for issuance upon the conversion Variable Rate Secured Convertible Debentures.

Our Board has deemed that it is in our best interests and in the best interests of our stockholders that we have available additional authorized shares of common stock to: (i) accommodate the exercise of all outstanding options, warrants and debentures, (ii) enable possible future public and/or private offerings of our common stock, (iii) enable potential acquisitions, and (iv) enable personnel recruitment and retention through the grant of equity incentives.

Please be advised that at this time we do not have any definitive plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any such shares of additional authorized common stock in any of the foregoing transactions or otherwise.

The additional shares of common stock would be available for issuance by action of our Board without the need for further action by our stockholders, unless stockholder action is specifically required by applicable law or the rules of any stock exchange on which our securities may then be listed.

Our proposed increase in the authorized number of shares of our common stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuance of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares of our common stock caused by the issuance of the additional authorized shares of our common stock would dilute the earnings per share and book value per share of all of our outstanding shares of our common stock. If such factors were reflected in the price per share of our common stock, the potential realizable value of a stockholder’s investment could be adversely affected.

Effect of Increase

If our stockholders approve the proposed amendment, we will have greatly increased our authorized shares. Our Board may cause the issuance of additional shares of common stock without further vote of our stockholders of the Company, except as may be required in particular cases by our charter documents, applicable law or the rules of any national securities exchange on which shares of common stock of the Company may then be listed. Under the our Memorandum of Association, our stockholders do not have preemptive rights to subscribe to additional securities that may be issued by us, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of common stock. In addition, if our Board elects to cause the Company to issue additional shares of common stock or securities convertible into or exercisable for common stock, such issuance could have a dilutive effect on the voting power and earnings per share of existing stockholders.

The additional authorized shares of our common stock could also create impediments to an attempt to affect a takeover or change in control of us. Authorized and unissued shares of our common stock could be issued in one or more transactions that would make a change in control of us more difficult, and therefore less likely. Any such issuance of additional stock could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of us or to increase the potential cost to acquire control of us. Accordingly, the increase in the number of authorized shares of our common stock may deter a future takeover attempt which holders of our common stock may deem to be in their best interest or in which holders of our common stock may be offered a premium for their shares over the then current market price. The proposed amendment was not approved by our Board of Directors in response to any threatened or perceived takeover threat, and we have no knowledge of such a threat as of the date of this Proxy Statement.

Board Discretion to Implement the Increase in the Number of Shares of Common Stock Authorized

If the Board of Directors determines to effect the increase in the number of shares of common stock authorized, at that time they will consider certain factors in selecting the specific number of shares of common stock authorized, including prevailing market conditions and the trading price of our common stock. Notwithstanding approval of the Proposal 3 by the stockholders, our Board of Directors may, in its sole discretion, abandon Proposal 3 and determine not to effect the increase in the authorized number of shares of common stock, if in the opinion of the Board of Directors it would not be in the best interests of the Company and its stockholders.

Required Vote

The affirmative vote of a majority of votes cast at the Special Meeting is required to approve an increase in the number of shares of our common stock authorized. Abstentions or broker non-votes, if any, will not be counted as votes “cast” with respect to this matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

MISCELLANEOUS

Proposals for 2008 Annual Meeting

Under Rule 14a-8(e) of the Exchange Act, a stockholder proposal intended for inclusion in the proxy statement for next year’s Annual Meeting must be received by the Company at its principal executive offices no later than November 1, 2008, which is 120 calendar days prior to the anniversary of the mailing date of the proxy statement issued in connection with our 2008 Annual Meeting, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

Rule 14a-4(c)(1) establishes a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. Rule 14a-4(c)(1) relates to the discretionary voting authority retained by the Company with respect to proxies. With respect to any stockholder proposal for next year’s Annual Meeting submitted after January 15, 2009 (45 calendar days prior to the anniversary of the mailing date of this proxy statement), the Company retains discretion to vote proxies it receives as the Board of Directors sees fit. With respect to proposals submitted before January 15, 2009, the Company retains discretion to vote proxies it receives as the Board of Directors sees fit, only if (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement with respect to the proposal in compliance with Rule 14a-4(c)(2).

Solicitation of Proxies

We are bearing the cost of preparing, assembling, printing and mailing the Notice of Annual Meeting, this Proxy Statement and proxies. We will also reimburse brokers who are holders of record of our common stock for their reasonable out-of-pocket expenses in forwarding proxies and proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, proxies may be solicited without extra compensation by our directors, officers and employees by telephone, telecopy, telegraph, email or personal interview.

Other Matters

Management does not intend to bring before the Annual Meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the Annual Meeting, the persons named in the proxy intend to vote thereon in accordance with their judgment on such matters or motions, including any matters or motions dealing with the conduct of the Annual Meeting.

Proxies

All stockholders are urged to fill in their choices with respect to the matters to be voted upon, sign and promptly return the enclosed form of proxy.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you about us by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement. We incorporate by reference in this Proxy Statement our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including financial statements and reports thereon of Rachlin, Cohen & Holtz LLP, filed on September 28, 2007, as amended.

By Order of the Board of Directors, Dawna Ferguson Secretary
September	, 2008

PROXY	PROXY CARD	PROXY

SILVERSTAR HOLDINGS, LTD.

ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors

The undersigned holder of common stock of Silverstar Holdings, Ltd. (the “Company”) hereby revokes all previous proxies, acknowledges receipt of the Notice of the Stockholders’ Special Meeting to be held on October __, 2008, and hereby appoints Clive Kabatznik and Lawrence R. Litowitz, and each of them, as proxies of the undersigned, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote as designated on the reverse side of this proxy, and otherwise represent all of the shares of the undersigned at said meeting and at any adjournments or postponements thereof with the same effect as if the undersigned were present and voting the shares.

[CONTINUED AND TO BE SIGNED ON REVERSE SIDE]

The Board of Directors recommends a vote “For” the following proposals:

1. Proposal, for purposes of complying with Nasdaq Marketplace Rule 4350(i)(1)(D), to authorize the Company to amend and restate each of the Company’s Amended and Restated 9% Secured Convertible Debentures in the aggregate principal amount of $7,500,000 due March 19, 2012 and related Warrants to purchase the Company’s common stock, in order that the conversion price of the Debentures and the exercise price of the Warrants can be changed to prices that are more commensurate with the Company’s current market price.

For	Against	Abstain

☐	☐	☐

2. Proposal to amend the Company’s Memorandum of Association to effect a reverse stock split (consolidation) of the Company’s common stock at a split ratio of not less than one-for-two and not more than one-for-five and concurrently decrease the number of authorized shares of the Company’s common stock from 50 million to not less than 10 million and not more than 25 million to be effective, if at all, at such time as the Company’s Board of Directors shall determine in its sole discretion.

For	Against	Abstain

☐	☐	☐

3. Proposal to amend the Company’s Memorandum of Association to effect an increase to the number of authorized shares of our common stock, to be declared by our Board of Directors at any time prior to October      , 2009, to an amount not to exceed 100 million pre-reverse stock split shares, the precise timing and increase to be determined by our Board of Directors in its sole discretion.

For	Against	Abstain

☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND IN ACCORDANCE WITH THE

DISCRETION OF THE PERSONS APPOINTED AS PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK YOUR CHOICE ON ALL PROPOSALS, AND SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

_____________________________

_____________________________

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to registered name(s) on the account may not be submitted via

this method.	☐

__________________ Date: ______________ _____________________ Date: ______________

Signature	Signature

Note: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.